Exhibit 99.1

Westar Energy announces 3rd quarter 2017 results.
TOPEKA, Kan., Oct. 31, 2017 - Westar Energy, Inc. (NYSE:WR) today announced earnings of $158 million, or $1.11 per share, for the third quarter 2017 compared with earnings of $155 million, or $1.09 per share, for the third quarter 2016. Earnings for the nine months ended Sept. 30, 2017 were $290 million, or $2.03 per share, compared with $293 million, or $2.06 per share, for the same period in 2016.

Higher earnings per share for the third quarter were driven by lower income tax expense. Partially offsetting the lower income tax expense were lower residential and commercial sales due primarily to mild weather, a decrease in corporate-owned life insurance income, and an increase in depreciation related to Western Plains Wind Farm.

Lower earnings per share for the nine months ended Sept. 30, 2017 were driven by the effect of mild weather resulting in lower residential and commercial sales. Also contributing to lower earnings was a decrease in corporate-owned life insurance income and increased depreciation due to Western Plains Wind Farm. Partially offsetting lower sales was lower income tax expense.

Conference Call and Additional Company Information

Westar Energy management will host a conference call Wednesday, Nov. 1 with the investment community at 10:00 a.m. ET (9:00 a.m. CT). Investors, media and the public may listen to the conference call by dialing (844) 646-4526, conference ID 96033428. A webcast of the live conference call will be available at www.WestarEnergy.com.

Members of the media are invited to listen to the conference call and then contact Gina
Penzig with any follow-up questions.

This earnings announcement, a package of detailed third-quarter financial information, the company’s quarterly report on Form 10-Q for the period ended Sept. 30, 2017 and other filings the company has made with the Securities and Exchange Commission are available on the company’s website at www.WestarEnergy.com.

As Kansas’ largest electric utility, Westar Energy, Inc. (NYSE:WR) provides customers the safe, reliable electricity needed to power their businesses and homes. We have 7,800 MW of electric generation capacity that includes renewables and traditional power sources with half the electricity supplied to our more than 700,000 customers from emissions free sources:
nuclear, wind and solar, with a third coming from renewables. We are a leader in electric transmission in Kansas coordinating a network of lines and substations that supports one of the largest consolidations of wind energy in the nation. Our employees live, volunteer and work in the communities we serve.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

WESTAR ENERGY NEWS RELEASE    Page 1 of 3

Westar Energy announces 3rd quarter results

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2016 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1. Business, (c) in ITEM 1A. Risk Factors, (d) in ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (e) in ITEM 8. Financial Statements and Supplementary Data: Notes 3, 14 and 16; (2) those discussed in the company’s Quarterly Reports on Form 10-Q filed on May 9, 2017, Aug. 8, 2017 and Oct. 31, 2017, (a) under the heading “Forward-Looking Statements.” (b) in ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, (c) in Part I, Financial Information, ITEM 1. Financial Statements: Notes 3, 11, 12 (in the Form 10-Q filed on May 9, 2017), and 13 (in the Form 10-Q filed on Aug. 8, 2017 and Oct. 31, 2017), and (d) ITEM 1A. Risk Factors; and (3) other factors discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

Media Contact:
Gina Penzig
Media Relations Manager
Phone: 785-575-8089
Gina.Penzig@westarenergy.com
Media line: 888-613-0003

Investor Contact:
Cody VandeVelde
Director, Investor Relations
Phone: 785-575-8227
Cody.VandeVelde@westarenergy.com

WESTAR ENERGY NEWS RELEASE    Page 2 of 3

Westar Energy announces 3rd quarter results

Westar Energy, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	2016	Change	% Change	2017	2016	Change	% Change
	(Dollars In Thousands, Except Per Share Amounts)
REVENUES:
Residential	$278,138	$282,272	$(4,134)	(1.5)	$642,449	$664,400	$(21,951)	(3.3)
Commercial	219,414	218,377	1,037	0.5	557,232	572,247	(15,015)	(2.6)
Industrial	117,721	106,021	11,700	11.0	324,227	314,723	9,504	3.0
Other retail	149	7,883	(7,734)	(98.1)	(22,293)	(23,002)	709	3.1
Total Retail Revenues	615,422	614,553	869	0.1	1,501,615	1,528,368	(26,753)	(1.8)
Wholesale	102,113	86,421	15,692	18.2	242,524	220,520	22,004	10.0
Transmission	69,504	58,462	11,042	18.9	209,097	188,996	20,101	10.6
Other	7,288	5,218	2,070	39.7	22,986	17,668	5,318	30.1
Total Revenues	794,327	764,654	29,673	3.9	1,976,222	1,955,552	20,670	1.1
OPERATING EXPENSES:
Fuel and purchased power	189,804	155,673	34,131	21.9	415,449	374,361	41,088	11.0
SPP network transmission costs	62,578	57,939	4,639	8.0	185,015	173,925	11,090	6.4
Operating and maintenance	79,856	86,758	(6,902)	(8.0)	248,211	250,135	(1,924)	(0.8)
Depreciation and amortization	94,668	84,972	9,696	11.4	277,322	252,838	24,484	9.7
Selling, general and administrative	65,630	60,582	5,048	8.3	182,367	192,762	(10,395)	(5.4)
Taxes other than income tax	41,815	48,154	(6,339)	(13.2)	126,421	145,529	(19,108)	(13.1)
Total Operating Expenses	534,351	494,078	40,273	8.2	1,434,785	1,389,550	45,235	3.3
INCOME FROM OPERATIONS	259,976	270,576	(10,600)	(3.9)	541,437	566,002	(24,565)	(4.3)
OTHER INCOME (EXPENSE):
Investment earnings	2,593	2,619	(26)	(1.0)	8,384	6,916	1,468	21.2
Other income	3,849	13,353	(9,504)	(71.2)	5,672	26,212	(20,540)	(78.4)
Other expense	(6,493)	(5,887)	(606)	(10.3)	(14,457)	(14,338)	(119)	(0.8)
Total Other (Expense) Income	(51)	10,085	(10,136)	(100.5)	(401)	18,790	(19,191)	(102.1)
Interest expense	43,458	40,897	2,561	6.3	128,232	121,011	7,221	6.0
INCOME BEFORE INCOME TAXES	216,467	239,764	(23,297)	(9.7)	412,804	463,781	(50,977)	(11.0)
Income tax expense	55,743	81,211	(25,468)	(31.4)	112,559	160,376	(47,817)	(29.8)
NET INCOME	160,724	158,553	2,171	1.4	300,245	303,405	(3,160)	(1.0)
Less: Net income attributable to noncontrolling interests	2,418	3,833	(1,415)	(36.9)	10,213	10,760	(547)	(5.1)
NET INCOME ATTRIBUTABLE TO WESTAR ENERGY, INC.	$158,306	$154,720	$3,586	2.3	$290,032	$292,645	$(2,613)	(0.9)
BASIC AND DILUTED EARNINGS PER AVERAGE COMMON SHARE OUTSTANDING ATTRIBUTABLE TO WESTAR ENERGY, INC. (See 10-Q Note 2):
Basic earnings per common share	$1.11	$1.09	$0.02	1.8	$2.03	$2.06	$(0.03)	(1.5)
Diluted earnings per common share	$1.11	$1.08	$0.03	2.8	$2.03	$2.05	$(0.02)	(1.0)
AVERAGE EQUIVALENT COMMON SHARES OUTSTANDING (in thousands):
Basic	142,473	142,091	382	0.3	142,459	142,039	420	0.3
Diluted	142,516	142,578	(62)	—	142,496	142,413	83	0.1
DIVIDENDS DECLARED PER COMMON SHARE	$0.40	$0.38	$0.02	5.3	$1.20	$1.14	$0.06	5.3
Effective income tax rate	26%	34%			27%	35%

WESTAR ENERGY NEWS RELEASE    Page 3 of 3